EXHIBIT 5
[letterhead of A.C.A. Howe International Limited]
LETTER OF CONSENT
TO: Claude Resources Inc.
We refer to the annual report on Form 40-F of Claude Resources Inc. dated March 29, 2007 (including all exhibits, the “Annual Report”).
We hereby consent to the use of our report and the appearance of our name in the Annual Report.
Yours very truly,
A.C.A. HOWE INTERNATIONAL LIMITED
Name: Daniel C. Leroux
Title: Vice President — Senior Geologist
Dated: March 29, 2007